Exhibit 99.1

CEOC, LLC

Consolidated Financial Statements as of and for the Years Ended

December 31, 2019 and 2018 and Independent Auditors’ Report

CEOC, LLC

Deloitte & Touche LLP Suite 400 3883 Howard Hughes Parkway Las Vegas, NV 89169-0924 USA Tel: +1 702 893 3100 Fax: +1 702 893 3298 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Member of CEOC, LLC:

We have audited the accompanying consolidated financial statements of CEOC, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income/(loss), member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CEOC, LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed within Note 1 to the financial statements, effective March 17, 2020, the Company temporarily closed certain properties in response to a novel strain of coronavirus (“COVID-19”) and the impacts of the COVID-19 public health emergency have had a negative impact on the results of operations, financial position, and cash flows of the Company. Additionally, the Company drew the remaining available capacity of $161 million under its revolving credit facility on March 16, 2020. Our opinion is not modified with respect to this matter.

/s/ DELOITTE & TOUCHE LLP

February 25, 2020 (June 16, 2020 as to Note 1, Subsequent Events Impact of COVID-19)

CEOC, LLC

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2019	2018
Assets
Current assets
Cash and cash equivalents	$434	$517
Restricted cash	6	—
Receivables, net	271	281
Due from affiliates, net	122	14
Prepayments and other current assets	41	40
Inventories	22	26
Assets held for sale	50	—

Total current assets	946	878
Property and equipment, net	8,268	8,755
Goodwill	2,115	2,176
Intangible assets other than goodwill	1,137	1,216
Investments in and advances to non-consolidated affiliates	4	28
Restricted cash	12	46
Deferred income taxes	1	—
Deferred charges and other assets	409	88

Total assets	$12,892	$13,187

Liabilities and Member’s Equity
Current liabilities
Accounts payable	$112	$101
Due to affiliates, net	4	52
Accrued expenses and other current liabilities	497	463
Interest payable	—	17
Contract liabilities	45	26
Current portion of financing obligations	5	4
Current portion of long-term debt	21	21

Total current liabilities	684	684
Financing obligations	8,481	8,450
Long-term debt	1,735	2,006
Deferred income taxes	280	347
Deferred credits and other liabilities	731	439

Total liabilities	11,911	11,926

Commitments and contingencies (See Note 9)
Member’s equity
Additional paid-in capital	1,989	1,742
Accumulated deficit	(1,020)	(489)
Accumulated other comprehensive loss	(2)	(7)

Total CEOC, LLC member’s equity	967	1,246
Noncontrolling interests	14	15

Total member’s equity	981	1,261

Total liabilities and member’s equity	$12,892	$13,187

See accompanying Notes to Consolidated Financial Statements.

CEOC, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In millions)	2019	2018
Revenues
Casino	$2,630	$2,697
Food and beverage	798	777
Rooms	566	559
Management fees	99	98
Other revenue	304	273
Reimbursed management costs	266	257

Net revenues	4,663	4,661

Operating expenses
Direct
Casino	1,510	1,549
Food and beverage	566	556
Rooms	170	163
Property, general, administrative, and other	922	872
Reimbursable management costs	266	257
Depreciation and amortization	605	677
Impairment of goodwill	57	47
Impairment of tangible and other intangible assets	61	46
Corporate expense	160	181
Other operating costs	36	35

Total operating expenses	4,353	4,383

Income from operations	310	278
Interest expense	(891)	(898)
Other income/(loss)	(6)	78

Loss before income taxes	(587)	(542)
Income tax benefit	57	176

Net loss	(530)	(366)
Net income attributable to noncontrolling interests	(1)	(3)

Net loss attributable to CEOC, LLC	$(531)	$(369)

See accompanying Notes to Consolidated Financial Statements.

CEOC, LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions)	2019	2018
Net loss	$(530)	$(366)

Foreign currency translation adjustments	5	(16)
Other	—	2

Other comprehensive income/(loss), net of income taxes	5	(14)

Comprehensive loss	(525)	(380)
Amounts attributable to noncontrolling interests:
Net income attributable to noncontrolling interests	(1)	(3)

Total amounts attributable to noncontrolling interests	(1)	(3)

Comprehensive loss attributable to CEOC, LLC	$(526)	$(383)

See accompanying Notes to Consolidated Financial Statements.

CEOC, LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

	CEOC, LLC Member’s Equity
(In millions)	Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total CEOC, LLC Member’s Equity	Non controlling Interests	Total Member’s Equity
Balance as of January 1, 2018	$1,723	$(120)	$7	$1,610	$14	$1,624
Net income/(loss)	—	(369)	—	(369)	3	(366)
Stock-based compensation	47	—	—	47	—	47
Other comprehensive loss, net of tax	—	—	(14)	(14)	—	(14)
Income tax-related contributions by parent	9	—	—	9	—	9
Transactions with parent	(37)	—	—	(37)	—	(37)
Distributions to noncontrolling interests	—	—	—	—	(2)	(2)

Balance as of December 31, 2018	1,742	(489)	(7)	1,246	15	1,261
Net income/(loss)	—	(531)	—	(531)	1	(530)
Stock-based compensation	52	—	—	52	—	52
Other comprehensive income, net of tax	—	—	5	5	—	5
Transactions with parent	195	—	—	195	—	195
Distributions to noncontrolling interests	—	—	—	—	(2)	(2)

Balance as of December 31, 2019	$1,989	$(1,020)	$(2)	$967	$14	$981

See accompanying Notes to Consolidated Financial Statements.

CEOC, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2019	2018
Cash flows from operating activities
Net loss	$(531)	$(366)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	605	677
Deferred income taxes	(63)	(181)
Interest accrued on financing obligations	131	143
Stock-based compensation expense	52	47
Gain on pension liability	(3)	(19)
Operating lease expense	20	—
Provision for doubtful accounts	14	10
Impairment of goodwill	57	47
Impairment of tangible and intangible assets	61	46
Other non-cash adjustments to net loss	1	(67)
Net changes in:
Receivables	(8)	(2)
Due to/due from affiliates, net	(156)	(110)
Inventories, prepayments and other current assets	3	33
Deferred charges and other assets	23	5
Accounts payable	9	(28)
Interest payable	(17)	14
Contract liabilities	19	3
Operating lease liability	(19)	—
Accrued expenses	1	(33)
Deferred credits and other liabilities	(28)	(20)
Other	4	(8)

Cash flows provided by operating activities	175	191

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(208)	(115)
Payments to acquire certain gaming rights	—	(2)
Proceeds from sale of assets	5	1
Insurance proceeds for property damage	5	11
Proceeds from sale of short-term investments	—	23

Cash flows used in investing activities	(198)	(82)

	Years Ended December 31,
(In millions)	2019	2018
Cash flows from financing activities
Proceeds from the issuance of long-term debt	—	467
Proceeds from sale-leaseback financing arrangement	—	237
Repayments of long-term debt	(271)	(484)
Transactions with parent	195	(37)
Distributions to noncontrolling interest owners	(2)	(2)
Debt issuance costs and fees	—	(1)
Financing obligation payments	(4)	(160)

Cash flows provided by/(used in) financing activities	(82)	20

Change in cash, cash equivalents, and restricted cash classified as assets held for sale	(6)	—

Net increase/(decrease) in cash, cash equivalents, and restricted cash	(111)	129
Cash, cash equivalents, and restricted cash, beginning of period	563	434

Cash, cash equivalents, and restricted cash, end of period	$452	$563

Supplemental Cash Flow Information:
Cash paid for interest	$781	$738
Cash paid for income taxes	5	6
Non-cash investing and financing activities:
Change in accrued capital expenditures	3	7
Valuation adjustment for leased asset	—	146
Income tax-related contributions by parent	—	9

See accompanying Notes to Consolidated Financial Statements.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these notes, the words “Company,” “CEOC LLC,” “we,” “our,” and “us” refer to CEOC, LLC and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.

We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Consolidated Statements of Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.”

Note 1 — Description of Business

Organization

CEOC LLC is a Delaware limited liability company and is wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).

We lease certain real property assets from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”). See Note 8.

We operate a total of 38 properties in 14 states in the United States and in four countries outside of the United States. As shown in the table below, this includes 20 leased properties, 11 owned properties, and seven managed properties.

Property	Location	Property	Location
Leased from VICI Properties Inc.		Owned-International
Bally’s Atlantic City	Atlantic City, NJ	Caesars Cairo	Egypt
Bluegrass Downs (1)	Paducah, KY	Ramses Casino	Egypt
Caesars Atlantic City	Atlantic City, NJ	Emerald Casino Resort (2)	South Africa
Caesars Palace Las Vegas	Las Vegas, NV	Alea Glasgow	United Kingdom
Caesars Southern Indiana	Elizabeth, IN	Alea Nottingham	United Kingdom
Harrah’s Council Bluffs	Council Bluffs, IA	The Empire Casino	United Kingdom
Harrah’s Gulf Coast	Biloxi, MS	Manchester235	United Kingdom
Harrah’s Joliet	Joliet, IL	Playboy Club London	United Kingdom
Harrah’s Lake Tahoe	Lake Tahoe, NV	Rendezvous Brighton	United Kingdom
Harrah’s Louisiana Downs	Bossier City, LA	Rendezvous Southend-on-Sea	United Kingdom
Harrah’s Metropolis	Metropolis, IL	The Sportsman	United Kingdom
Harrah’s North Kansas City	N. Kansas City, MO
Harrah’s Philadelphia	Chester, PA	Managed
Harrah’s Reno (3)	Reno, NV	Harrah’s Ak-Chin	Phoenix, AZ
Harveys Lake Tahoe	Lake Tahoe, NV	Harrah’s Cherokee	Cherokee, NC
Horseshoe Bossier City	Bossier City, LA	Harrah’s Cherokee Valley River	Murphy, NC
Horseshoe Council Bluffs	Council Bluffs, IA	Harrah’s Resort Southern California	Funner, CA
Horseshoe Hammond	Hammond, IN	Horseshoe Baltimore (4)	Baltimore, MD
Horseshoe Tunica	Tunica, MS	Caesars Windsor	Canada
Tunica Roadhouse (5)	Tunica, MS	Kings & Queens Casino	Egypt

(1)	Bluegrass Downs ceased operations on October 1, 2019.
(2)	In May 2019, we entered into an agreement to sell Emerald Casino Resort. As of December 31, 2019, the property’s assets and liabilities were classified as held for sale.
(3)	In December 2019, we entered into an agreement to sell Harrah’s Reno, contingent upon the Merger.
(4)	As of December 31, 2019, Horseshoe Baltimore was 44.3% owned by CEC and held as an equity-method investment.
(5)	Tunica Roadhouse ceased gaming operations in January 2019. Hotel operations continued until it closed in January 2020.

In addition to our properties listed above, other domestic and international properties, including Harrah’s Northern California, are authorized to use the brands and marks of Caesars Entertainment Corporation.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.

Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.

On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close in the first half of 2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc.

Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by Eldorado in respect of outstanding shares of common stock of Caesars (“Caesars Common Stock”) will be (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) if the applicable closing conditions set forth in the Merger Agreement are not satisfied by March 25, 2020, an amount equal to $0.003333 for each day from March 25, 2020 until the closing date of the Merger (the “Closing Date”), multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 (which includes 8,271,660 shares being held in escrow trust to satisfy unsecured claims pursuant to the Third Amended Joint Plan of Reorganization, filed with the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on January 13, 2017, at Docket No. 6318) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under Caesars stock plans or conversion of the CEC Convertible Notes (the “Aggregate Cash Amount”); and (b) a number of shares of common stock of Eldorado (“Eldorado Common Stock”) equal to 0.0899 multiplied by the Aggregate Caesars Share Amount (the “Aggregate Eldorado Share Amount”). Each holder of shares of Caesars Common Stock will be entitled to elect to receive, for each share of Caesars Common Stock held by such holder, either an amount of cash or a number of shares of Eldorado Common Stock, with value (based on the Eldorado Common Stock VWAP, as defined below) equal to the Per Share Amount. The “Per Share Amount” is equal to (a) (i) the Aggregate Cash Amount, plus (ii) the product of (A) the Aggregate Eldorado Share Amount and (B) the volume weighted average price of a share of Eldorado Common Stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the anticipated Closing Date to the closing of trading on the second to last trading day prior to the anticipated Closing Date (the “Eldorado Common Stock VWAP”), divided by (b) the Aggregate Caesars Share Amount.

Elections by Caesars stockholders are subject to proration such that the aggregate amount of cash paid in exchange for outstanding shares of Caesars Common Stock in the Merger will not exceed the Aggregate Cash Amount and the aggregate number of shares of Eldorado Common Stock issued in exchange for shares of Caesars Common Stock in the Merger will not exceed the Aggregate Eldorado Share Amount. Based on the number of shares of Eldorado Common Stock and Caesars Common Stock, and the principal amount of the CEC Convertible Notes, outstanding as of December 31, 2019, and assuming the Merger occurred on that date, Caesars stockholders who receive shares of Eldorado Common Stock in exchange for their shares of Caesars Common Stock in the Merger and holders of the CEC Convertible Notes (assuming that all CEC Convertible Notes are converted immediately following consummation of the Merger into $8.40 in cash and 0.0899 shares of Eldorado Common Stock for each share of Caesars Common Stock into which such CEC Convertible Notes were convertible immediately prior to the Merger) would be issued an aggregate of approximately 76 million shares of Eldorado Common Stock and would hold approximately 49.5%, in the aggregate, of the issued and outstanding shares of Eldorado Common Stock.

Outstanding options and other equity awards issued under Caesars’ stock plans will be treated in the manner set forth in the Merger Agreement. Upon completion of the Merger, any unexercised, vested, in-the-money stock options that are outstanding will be canceled in exchange for the Per Share Amount (or applicable portion thereof) in cash, reduced by the applicable exercise price. Unvested service-vesting stock options and restricted stock units will be converted into stock options and restricted stock units for Eldorado Common Stock and will retain their original vesting schedules. Performance-based stock options are expected to be canceled in connection with the consummation of the Merger. Performance stock units that are subject to total stockholder return performance-vesting conditions will be converted into performance stock units for Eldorado Common Stock and will continue to vest in accordance with their original terms, except the total stockholder return vesting conditions will be adjusted to be based on Eldorado’s total stockholder return performance. Performance stock units that are tied to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) performance conditions will vest at closing and be exchanged for the Per Share Amount (or applicable portion thereof) in cash. For EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of performance achieved during the year in which

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the closing occurs, such vesting will be based on performance of applicable goals through the end of the month prior to the close and extrapolated through the remainder of the performance period and for EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of a performance period that has not yet commenced as of the Closing Date, such vesting will be based on target-level performance.

The Merger Agreement contains customary representations and warranties by each of Caesars and Eldorado, and each party has agreed to customary covenants. Each of Caesars’ and Eldorado’s obligation to consummate the Merger remains subject to the satisfaction or waiver of certain conditions, including among others, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of required regulatory approvals and other customary closing conditions. Other conditions to completing the Merger, such as obtaining stockholder approvals with respect to the Merger from each party’s stockholders and effecting certain amendments to the indenture governing the CEC Convertible Notes, have been satisfied.

The Merger Agreement also contains termination rights for each of Caesars and Eldorado under certain circumstances. If the Merger Agreement is terminated in certain circumstances relating to entry by Caesars into an alternative transaction, Caesars will be required to pay Eldorado a termination fee of approximately $418.4 million. The Merger Agreement also provides that Eldorado will be obligated to pay a termination fee of approximately $836.8 million to Caesars if the Merger Agreement is terminated (i) due to a law or order relating to gaming or antitrust laws that prohibits or permanently enjoins the consummation of the transactions, (ii) because the required regulatory approvals were not obtained prior to June 24, 2020 (subject to extension to a date no later than December 24, 2020 pursuant to the Merger Agreement) or (iii) due to Eldorado willfully and materially breaching certain obligations with respect to the actions required to be taken by Eldorado to obtain required antitrust approvals.

Pursuant to the terms of the indenture governing $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), on November 27, 2019, Caesars entered into a supplemental indenture to provide for conversion of the CEC Convertible Notes at and after the effective time of the Merger into the weighted average, per share of Caesars Common Stock, of the types and amounts of the merger consideration received by holders of Caesars Common Stock who affirmatively make a merger consideration election (or, if no holders of Caesars Common Stock make such an election, the types and amounts of merger consideration actually received by such holders of Caesars Common Stock). The supplemental indenture amended the indenture governing the CEC Convertible Notes to expressly permit the Merger and the other transactions contemplated by the Merger Agreement (including the related financing transactions), and subject to the consummation of the Merger, delete the negative covenants contained in Sections 4.02 (Reports and Other Information), 4.03 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), 4.04 (Limitation on Restricted Payments), 4.05 (Dividend and Other Payment Restrictions Affecting Subsidiaries), 4.06 (Asset Sales), 4.07 (Transactions with Affiliates), 4.09 (Compliance Certificate), 4.10 (Further Instruments and Acts), 4.12 (Liens), 4.13 (Business Activities), 4.15 (Payments for Consents) and 5.01 (When Issuer may Merge or Transfer Assets) of the indenture for the purpose of providing additional operating flexibility after the consummation of the Merger.

2018 Transactions with VICI

On July 11, 2018, we sold Octavius Tower at Caesars Palace (“Octavius Tower”) to VICI for $508 million in cash. Proceeds from the transaction were used to partially fund the closing of CEC’s acquisition of Centaur Holdings, LLC (“Centaur”). On December 26, 2018, we sold all land and real property improvements used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) as part of a sale and leaseback transaction with VICI for $242 million. We continue to operate under the long-term lease agreement terms for both Octavius Tower and Harrah’s Philadelphia.

These transactions did not qualify for sale-leaseback accounting resulting in the assets remaining on our Balance Sheet at their historical net book value and are depreciated over their remaining useful lives, while a financing obligation was recognized for the proceeds received.

Additionally, on December 26, 2018, we consummated modifications to certain of our existing lease agreements with VICI for consideration of $159 million, which reduced the purchase price we paid for Harrah’s Philadelphia and our financing obligation. The modifications, among other things, bring certain of the lease terms into alignment with other master leases in the sector and the long-term performance of the properties and create additional flexibility to facilitate our future development strategies.

Potential Divestitures

We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Subsequent Events Impact of COVID-19 - Updated to June 16, 2020

A novel strain of coronavirus (“COVID-19”) was declared a public health emergency by the United States Department of Health and Human Services on January 31, 2020. On March 13, 2020, the President of the United States issued a proclamation declaring a national emergency concerning COVID-19. As a result of the COVID-19 public health emergency, Caesars began to receive directives from various governmental and tribal bodies for the closure of certain properties, and consistent with such directives, on March 17, 2020, Caesars announced the temporary shutdown of our owned properties in North America. When required by governmental bodies, Caesars international properties also shut down following such directives. COVID-19 is present in nearly all regions around the world and has resulted in travel restrictions and business slowdowns or shutdowns in affected areas. Our properties remained closed through the middle of May 2020 when certain of our properties have been allowed to reopen with restrictions on capacity and available amenities in accordance with social distancing and legislative guidelines.

Due to the adverse effect of the COVID-19 public health emergency, including our negative operating cash flows through the first quarter of 2020, we revised our expected future cash flows from our properties. While the disruption caused by the COVID-19 public health emergency is expected to be temporary, it has significantly affected our projected future cash flows, which is an indication of potential impairment within our reporting units. We performed an impairment test for our goodwill and other intangible assets utilizing various scenarios as to when properties begin to reopen and estimated recovery rates to operating levels prior to the COVID-19 public health emergency. As a result of our impairment tests, we recorded impairments to goodwill and other intangible assets during the three months ended March 31, 2020 of $77 million, and further impairments may be recognized during 2020.

In April 2020, Caesars and VICI entered into agreements to sell the operations of Bally’s Atlantic City and the real property on which it is located to Twin River Worldwide Holding, Inc. for approximately $25 million, which we expect to close within the next twelve months, subject to regulatory approvals and other closing conditions. Caesars will receive approximately $6 million from the sale and VICI will receive approximately $19 million from the sale, while the annual payments under the Non-CPLV Master Lease between Caesars and VICI will remain unchanged. In association with this sale, we recorded an impairment charge to our Property and equipment, net of $33 million, as the carrying value was higher than the fair value.

In response to our property closures and liquidity concerns we have taken initiatives to help alleviate the effects on our business, including temporary furloughs for certain of our employees and delaying capital projects. Additionally, on March 16, 2020, as a precautionary measure in order to increase our cash position and support our financial flexibility in light of current uncertainty in the industry, we drew the remaining available capacity of $161 million under the CEOC LLC Revolving Credit Facility. The amount drawn under this revolving credit facility is subject to financial covenants which are sensitive to EBITDA. Due to the closure of our properties, EBITDA has been significantly affected whereby it is reasonably possible that we would be unable to maintain compliance with the financial covenants thereunder. We are in process of obtaining a waiver for these financial covenants through September 30, 2021; however, it is not yet in place. As a result, for liquidity modeling purposes we have assumed that a required repayment of $101 million of the revolver borrowing will be repaid within the next twelve months.

As of December 31, 2019, our cash and cash equivalents were $434 million. Our properties have been closed for an extended period which has materially affected our cash flows and potential ability to remain in compliance with future debt covenants. We have significant obligations, including our estimated payments required under our failed sale-leaseback financing obligation with VICI for 2020. As a result, CEC has committed to support our operations and has sufficient liquidity to support such operations for the next 12 months from the issuance of these financial statements, which alleviates any substantial doubt about our ability to continue as a going concern.

The Company completed its subsequent events review through June 16, 2020, the date on which the financial statements were available to be issued.

Note 2 — Basis of Presentation and Principles of Consolidation

Basis of Presentation and Use of Estimates

The Financial Statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying Financial Statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 14.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Our Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.

In order to conform to the current year’s presentation, for the year ended December 31, 2018, $8 million was reclassified from Direct operating expenses to Property, general, administrative, and other on our Statements of Operations with no effect on Net loss.

Adoption of New Lease Accounting Standard

On January 1, 2019, we adopted the new accounting standard Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), and all related amendments. See Note 8 for additional information and details on the effects of adopting the new standard.

Principles of Consolidation

Our consolidated financial statements include the accounts of CEOC LLC and its subsidiaries after elimination of all intercompany accounts and transactions.

We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for using the cost method.

We consider ourselves the primary beneficiary of a VIE when we have both the power to direct the activities that most significantly affect the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We review our investments for VIE consideration if a reconsideration event occurs to determine if the investment continues to qualify as a VIE. If we determine an investment no longer qualifies as a VIE, there may be a material impact to our financial statements.

Caesars Enterprise Services, LLC (“CES”)

CES, a VIE for which we are not the primary beneficiary, provides certain corporate, administrative and management services for properties owned by CEOC LLC, CRC and other third parties. CES manages certain enterprise assets and other assets it owns, licenses or controls, and employs certain corresponding employees. The Company’s ownership interest in CES is 69% and we account for CES as an equity method investment.

We have historically funded capital projects at CES and allocated depreciation expense. No contributions have been made in the years ended December 31, 2019 and 2018. Our portion of CES’ allocated depreciation expense was $25 million and $14 million, respectively, for the years ended December 31, 2019 and 2018.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Emerald Resort & Casino, South Africa Disposition

In May 2019, we entered into an initial agreement to sell Emerald Resort & Casino located in South Africa for total proceeds of approximately $51 million. We own 70% of this property while the remaining 30% is owned by local minority partners. Total cash proceeds for our 70% ownership and other adjustments total approximately $41 million. The transaction is expected to close in 2020, subject to regulatory approvals and other customary closing conditions. Subsequent to December 31, 2019, the seller informed us that pursuant to certain conditions in the agreement that they wished to renegotiate the previously agreed upon sales price. We still believe the transaction will close in 2020 and therefore still meets the criteria of assets as held for sale as of the balance sheet date. The following table summarizes assets and liabilities classified as held for sale.

(In millions)	December 31, 2019
Cash and cash equivalents	$6
Property and equipment, net	26
Goodwill	5
Intangible assets other than goodwill	11
Other	2

Assets held for sale	$50

Current liabilities	$2
Deferred credits and other liabilities	4

Liabilities held for sale included in Accrued expenses and other current liabilities	$6

Harrah’s Reno Disposition

In December 2019, Caesars and VICI entered into an agreement to sell Harrah’s Reno to an affiliate of CAI Investments for $50 million. The proceeds of the transaction are expected to be split 75% to VICI and 25% to Caesars, while the annual rent payments under the Non-CPLV Master Lease between Caesars and VICI will remain unchanged. These assets and liabilities are not presented as held for sale in our Balance Sheets as the sale is contingent upon the closing of the Merger.

Note 3 — Summary of Significant Accounting Policies

Additional significant accounting policy disclosures are provided within the applicable notes to the Financial Statements.

Cash, Cash Equivalents, and Restricted Cash

Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value.

Restricted cash includes cash pledged as collateral for certain operating and capital expenditures in the normal course of business and certain other cash deposits that are for a specific purpose. The classification of restricted cash between current and non-current is dependent upon the intended use of each particular reserve. We were required to contribute to an FF&E reserve under terms of, and defined by, our lease agreement until December 2019, at which time approximately $43 million was returned to us as unrestricted cash.

Reconciliation to Statements of Cash Flows

	As of December 31,
(In millions)	2019	2018
Cash and cash equivalents	$434	$517
Restricted cash, current	6	—
Restricted cash, non-current	12	46

Total cash, cash equivalents, and restricted cash	$452	$563

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Casino Reinvestment Development Authority (“CRDA”) Investment Obligations

The New Jersey Casino Control Act provides, among other things, for an assessment of licenses equal to 1.25% of gross gaming revenues in lieu of an investment alternative tax equal to 2.5% of gross gaming revenues. The Company previously satisfied this investment obligation by investing in qualified eligible direct investments, by making qualified contributions, or by depositing funds with the CRDA. Funds deposited with the CRDA were used to purchase bonds designated by the CRDA or, under certain circumstances, used to donate to the CRDA in exchange for credits against future CRDA investment obligations. CRDA bonds have terms up to 50 years and bear interest at below-market rates. Effective May 27, 2016, the CRDA investment obligation of 1.25% of gross gaming revenues was redirected to the City of Atlantic City to be used for debt service. The CRDA investment obligation was reduced by previously contractually obligated Credit Agreements committed by the Authority.

Advertising

The Company expenses the production costs of advertising the first time the advertising takes place or in the period when the services are rendered. Advertising expense for both years ended December 31, 2019 and 2018 was $10 million. Advertising expense is included in Property, general, administrative, and other within the Statements of Operations.

Note 4 — Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).

In 2019, we adopted the following ASUs:

•	ASU 2016-02, Leases (Topic 842), and all related amendments (see Note 8)

•	ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) (see Note 13)

The following ASUs were not yet effective as of December 31, 2019:

New Developments

Income Taxes - December 2019: Amended guidance simplifies ASC 740 - Income Taxes by removing scope exceptions including: the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendment also simplifies areas such as franchise tax, step up in tax basis of goodwill in business combination, allocation of deferred tax to legal entities, inclusion of tax laws or rate change impact in annual effective tax rate computation, and income taxes for employee stock ownership plans. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.

Previously Disclosed

Collaborative Arrangements - November 2018: Amended guidance makes targeted improvements to GAAP for collaborative arrangements including: (i) clarifying that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606 - Revenue from Contracts with Customers (“ASC 606”) when the collaborative arrangement participant is a customer in the context of a unit of account, (ii) adding unit-of-account guidance in ASC 808 - Collaborative Arrangements to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606, and (iii) requiring that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under ASC 606 is precluded if the collaborative arrangement participant is not a customer. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The amendments should be applied retrospectively

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

to the date of initial application of ASC 606. An entity may elect to apply the amendments in this ASU retrospectively either to all contracts or only to contracts that are not completed at the date of initial application of ASC 606. An entity should disclose its election. An entity may elect to apply the practical expedient for contract modifications that is permitted for entities using the modified retrospective transition method in ASC 606. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Intangibles - Goodwill and Other - Internal-Use Software - August 2018: Amended guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected. The amendments in this update are effective for nonpublic entities for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The amendments in this ASU should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Fair Value Measurement - August 2018: Amended guidance modifies fair value measurement disclosure requirements including (i) removing certain disclosure requirements such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modifying certain disclosure requirements such as the nonpublic entity requirement to disclose transfers into and out of Level 3 of the fair value hierarchy, and (iii) adding certain disclosure requirements such as changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Financial Instruments - Credit Losses - June 2016 (amended through February 2020): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). A prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The effect of a prospective transition approach is to maintain the same amortized cost basis before and after the effective date of this ASU. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.

Note 5 — Property and Equipment

We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a Replacement Cost New approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the Financial Statements.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $6 million and $1 million for the years ended December 31, 2019 and 2018, respectively.

Our property and equipment is subject to various operating leases for which we are the lessor. We lease our property and equipment related to our hotel rooms, convention space and retail space through various short-term and long-term operating leases. See Note 8 for further discussion of our leases.

Useful Lives

Land improvements			12	years
Buildings	5	to	40	years
Building and leasehold improvements	3	to	30	years
Riverboats and barges			30	years
Furniture, fixtures, and equipment	2.5	to	12	years

Property and Equipment, Net

	As of December 31,
(In millions)	2019	2018
Land	$1,149	$1,247
Buildings, riverboats, and leasehold and land improvements	7,332	7,248
Furniture, fixtures, and equipment	1,103	1,018
Construction in progress	54	51

Total property and equipment	9,638	9,564
Less: accumulated depreciation	(1,370)	(809)

Total property and equipment, net	$8,268	$8,755

Finance lease assets, net book value (1)	$478	$493

(1)

The finance lease assets primarily relate to the Octavius Tower and are included in Total property and equipment, net. Upon the sale of Octavius Tower by CRC to VICI on July 11, 2018 (see Note 1), the sale price of $508 million became the new fair value and the finance lease assets and obligation were adjusted to this new fair value at that date.

During 2019, we accelerated depreciation expense of $21 million related to the Tunica Roadhouse hotel which was closed in January 2020. During 2018, we recorded tangible asset impairment charges of $14 million, which were related to the closure of casino operations at our property Tunica Roadhouse.

Depreciation Expense and Other Amortization Expense

	Years Ended December 31,
(In millions)	2019	2018
Depreciation expense	$596	$667
Other amortization expense	—	1

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 6 — Goodwill and Other Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.

We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief from Royalty Method and Excess Earnings Method under the income approach.

The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the future and such impairments could be material.

Changes in Carrying Value of Goodwill

	Gross Goodwill		Accumulated Impairment		Net Carrying Value
(In millions)	2019	2018	2019	2018	2019	2018
Balance as of January 1	$2,223	$2,226	$(47)	$—	$2,176	$2,226
Transferred to assets held for sale	(5)	—	—	—	(5)	—
Impairments	—	—	(57)	(47)	(57)	(47)
Other	—	(3)	1	—	1	(3)

Balance as of December 31 (1)	$2,218	$2,223	$(103)	$(47)	$2,115	$2,176

(1)	$45 million of goodwill is associated with a reporting unit with zero or negative carrying value.

Changes in Carrying Value of Intangible Assets Other Than Goodwill

(In millions)	Amortizing	Non-Amortizing	Total
Balance as of January 1, 2018	$135	$1,128	$1,263
Additions	—	2	2
Impairments	—	(32)	(32)
Amortization expense	(9)	—	(9)
Other	—	(8)	(8)

Balance as of December 31, 2018	126	1,090	1,216
Impairments	—	(61)	(61)
Amortization expense	(9)	—	(9)
Transferred to assets held for sale	(1)	(10)	(11)
Other	—	2	2

Balance as of December 31, 2019	$116	$1,021	$1,137

During 2019, as a result of declines in recent performance and downgraded expectations for future cash flows at the properties of our subsidiary Caesars Entertainment UK (“CEUK”), we recognized an impairment charge related to gaming rights of $50 million.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In addition, we recognized impairment charges related to goodwill of $37 million and gaming rights of $11 million at Horseshoe Hammond as a result of downgraded expectations for future cash flows from increased competition in the region. We also recognized a goodwill impairment charge of $20 million related to intercompany licensing arrangements due to downgraded expectations for future cash flows.

During 2018, as a result of declines in CEC’s stock price and increases in market yields within our industry, which are both factors used to determine the discount rate, along with downward adjustments to expectations of future performance at certain of our properties outside of Las Vegas, we recognized impairment charges related to goodwill of $47 million and gaming rights and trademarks of $32 million for certain of our properties.

We used the Excess Earnings Method and a Cost Approach for estimating fair value for these gaming rights. We utilized an income approach using a discounted cash flow method to determine the fair value of our goodwill.

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	December 31, 2019				December 31, 2018
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	12.8	$136	$(20)	$116	$137	$(11)	$126

Non-amortizing intangible assets
Trademarks				655			657
Gaming rights				117			184
Caesars Rewards				249			249

				1,021			1,090

Total intangible assets other than goodwill				$1,137			$1,216

The aggregate amortization expense for intangible assets that continue to be amortized was $9 million for both years ended December 31, 2019 and 2018.

Estimated Five-Year Amortization

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024
Estimated annual amortization expense	$9	$9	$9	$9	$9

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 7 — Accrued Expenses and Other Current Liabilities

	As of December 31,
(In millions)	2019	2018
Accrued taxes	$106	$108
Payroll and other compensation	73	80
Advance deposits	52	57
Disputed claims liability (See Note 9)	51	45
Outstanding chip and token liability	23	22
Operating lease liability	19	—
Other accruals	173	151

Total accrued expenses	$497	$463

Note 8 — Leases

Adoption of New Lease Accounting Standard

In February 2016, the FASB issued a new standard related to leases, ASU 2016-02, Leases (Topic 842) (“ASC 842”). We adopted the standard effective January 1, 2019, using the modified retrospective approach applied as of the beginning of the period of adoption. The Company elected to utilize the transition guidance within the new standard that permits us to (i) continue to report under legacy lease accounting guidance for comparative periods consistent with previously issued financial statements; and (ii) carryforward our prior conclusions about lease identification, lease classification, and initial direct costs. The most significant effects of adopting the new standard relate to the recognition of right-of-use (“ROU”) assets and liabilities for leases classified as operating leases when the Company is the lessee in the arrangement. Adopting the new standard did not affect our accounting related to leases when the Company is the lessor in the arrangement.

We assess whether an arrangement is or contains a lease at the inception of the agreement. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term using an appropriate incremental borrowing rate, which is consistent with interest rates of similar financing arrangements based on the information available at the commencement date. We determined our incremental borrowing rate based on the interest rates published for unsecured borrowings with credit ratings similar to our unsecured debt, which were then adjusted for the appropriate lease term and effects of full collateralization.

Upon adoption, our ROU assets were also adjusted to include any prepaid lease payments and were reduced by any previously accrued lease liabilities. The terms of our leases used to determine the ROU asset and lease liability take into account options to extend when it is reasonably certain that we will exercise those options. Lease expense is recognized on a straight-line basis over the lease term. Additionally, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or lease liabilities for operating leases with terms of 12 months or less.

Effect of Adopting New Lease Standard - January 1, 2019 Balance Sheet

(In millions)	Prior to Adoption	Effect of Adoption	Post Adoption
Property and equipment, net (1)	$8,755	$(96)	$8,659
Deferred charges and other assets (2)(3)	88	367	455
Accrued expenses and other current liabilities (2)	463	19	482
Financing obligations (1)	8,450	(96)	8,354
Deferred credits and other liabilities (2)(3)	439	348	787

(1)

Non-operating land assets previously considered as failed sale-leaseback financing obligations were determined to qualify for sale-leaseback accounting and are recognized as operating lease liabilities with corresponding ROU assets.

(2)	Operating leases previously considered as off-balance sheet obligations are now recognized as operating lease liabilities with corresponding ROU assets.
(3)	Accruals associated with future obligations for leases not in use have been applied against the carrying amount of the ROU assets.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Lessee Arrangements

Operating Leases

We lease real estate and equipment used in our operations from third parties. As of December 31, 2019, the remaining term of our operating leases ranged from 1 to 72 years with various extension options available, if we elect to exercise them. However, our remaining terms only include extension options that we have determined are reasonably assured as of December 31, 2019. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts. We do not include costs associated with our non-lease components in our lease costs disclosed in the table below.

The following are additional details related to leases recorded on our Balance Sheet as of December 31, 2019:

(In millions)	Balance Sheet Classification	December 31, 2019
Assets
Operating lease ROU assets (1)	Deferred charges and other assets	$348
Liabilities
Current operating lease liabilities (1)	Accrued expenses and other current liabilities	20
Non-current operating lease liabilities (1)	Deferred credits and other liabilities	386

(1)	As noted above, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or liabilities for operating leases with terms of 12 months or less.

Maturity of Lease Liabilities

The following table summarizes the future minimum lease obligations of our operating leases as of December 31, 2019 under the new standard:

(In millions)	Operating Leases
2020	$52
2021	52
2022	48
2023	47
2024	42
Thereafter	785

Total	1,026
Less: present value discount	(620)

Lease liability	$406

As previously disclosed in our Annual Report for the year ended December 31, 2018 and under the old standard, the following table summarizes the future minimum lease obligations of our operating leases as of December 31, 2018:

(In millions)	Operating Leases
2019	$35
2020	35
2021	35
2022	33
2023	32
Thereafter	523

Total	$693

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Lease Costs

(In millions)	December 31, 2019
Operating lease expense	$50
Short-term lease expense	45
Variable lease expense	4

Total lease costs	$99

Other Information

(In millions)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$49

Weighted-Average Details

December 31, 2019
Weighted-average remaining lease term (in years)	25
Weighted-average discount rate	8.04%

Finance Leases

Other than our Octavius Tower Finance Lease, described in Note 10, we do not have any other significant finance leases and our finance lease ROU assets and liabilities were less than a million within our Financial Statements as of December 31, 2019.

Failed Sale-Leaseback Financing Obligations

We lease certain real property assets from VICI (each a “Lease Agreement,” and, collectively, the “Lease Agreements”): (i) for Caesars Palace Las Vegas, (ii) for a portfolio of properties at various locations throughout the United States and (iii) for Harrah’s Joliet Hotel & Casino. The Lease Agreements provide for annual fixed rent (subject to escalation) of $685 million, which includes rent related to our Octavius lease described in Note 10, during an initial period, then rent consisting of both base rent and variable rent elements. The Lease Agreements have a 15-year initial term and four five-year renewal options, subject to certain restrictions on extension applicable to certain of the leased properties. The Lease Agreements include escalation provisions beginning in year two of the initial term and continuing through the renewal terms. The Lease Agreements also include provisions for variable rent payments calculated, in part, based on increases or decreases of net revenue of the underlying lease properties, commencing in year eight of the initial term and continuing through the renewal terms.

The Lease Agreements were evaluated as sale-leasebacks of real estate. We determined that these transactions did not qualify for sale-leaseback accounting, and we have accounted for each of the transactions as a financing.

For these failed sale-leaseback transactions, we continue to reflect the real estate assets on our Balance Sheets in Property and equipment, net as if we were the legal owner, and we continue to recognize depreciation expense over their estimated useful lives. We do not recognize lease expense related to the Lease Agreements, but we have recorded a liability for the failed sale-leaseback obligations and the majority of the periodic lease payments are recognized as interest expense. In the initial periods, the majority of the cash payments are less than the interest expense recognized in the Statements of Operations, which causes the related failed sale-leaseback financing obligations to increase during the initial periods of the lease term.

Annual Estimated Failed Sale-Leaseback Financing Obligation Service Requirements as of December 31, 2019

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Financing obligations - principal	$4	$6	$6	$7	$7	$7,314	$7,344
Financing obligations - interest	615	682	695	712	730	22,528	25,962

Total financing obligation payments (1)	$619	$688	$701	$719	$737	$29,842	$33,306

(1)

Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments. Actual payments may differ from the estimates.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Subject to certain exceptions, the payment of all monetary obligations under the CEOC LLC Lease Agreements are guaranteed by CEC.

Lessor Arrangements

Lodging Arrangements

Lodging arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of the fees charged for lodging. The nonlease components primarily consist of resort fees and other miscellaneous items. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. During the year ended December 31, 2019, we recognized approximately $566 million, in lease revenue related to lodging arrangements, which is included in Rooms revenue in the Statement of Operations.

Conventions

Convention arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of fees charged for the use of meeting space. The nonlease components primarily consist of food and beverage and audio/visual services. Revenue from conventions is included in Food and beverage revenue in the Statement of Operations, and during the year ended December 31, 2019, we recognized approximately $32 million, in lease revenue related to conventions.

Real Estate Operating Leases

We enter into long-term real estate leasing arrangements with third-party lessees at our properties. As of December 31, 2019, the remaining terms of these operating leases ranged from 1 to 34 years, some of which include options to extend the lease term for up to 30 years. In addition to minimum rental commitments, certain of our operating leases provide for contingent payments including contingent rentals based on a percentage of revenues in excess of specified amounts and reimbursements for common area maintenance and utilities charges. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. In addition, to maintain the value of our leased assets, certain leases include specific maintenance requirements of the lessees or maintenance is performed by the Company on behalf of the lessees.

Maturity of Lease Receivables as of December 31, 2019

(In millions)	Operating Leases
2020	$28
2021	26
2022	24
2023	23
2024	20
Thereafter	459

Total	$580

Note 9 — Litigation, Contractual Commitments, and Contingent Liabilities

Litigation

The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Contractual Commitments

Exit Cost Accruals

As of December 31, 2019 and 2018, exit costs were included in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the accompanying Balance Sheets related to the following:

		As of December 31,
(In millions)	Accrual Obligation End Date	2019	2018
Future obligations under land lease agreements (1)	December 2092	$—	$43
Iowa greyhound pari-mutuel racing fund	December 2021	17	33
Permanent closure of international properties (2)	January 2032	—	10
Unbundling of electric service provided by NV Energy	February 2024	13	16

Total		$30	$102

(1)	Associated with the abandonment of a construction project near the Mississippi Gulf Coast.
(2)

Properties include Alea Leeds, Golden Nugget and Southend. As a result of the adoption of ASC 842, as of January 1, 2019, accruals associated with future obligations for leases not in use have been applied against the carrying amount of the ROU assets. See Note 8.

NV Energy

In 2017, we elected to exit the fully bundled sales system of NV Energy and purchase energy, capacity, and/or ancillary services from other providers. As a result, we are required to pay an aggregate exit fee and non-bypassable charges related to our Nevada properties until 2024. These fees are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets, based on the expected payment date. The amount will be adjusted in the future if actual fees incurred differ from our estimates.

Golf Course Use Agreement

On October 6, 2017, certain Golf Course Properties were sold to VICI and CEOC LLC entered into a Golf Course Use Agreement with VICI over a 35-year term (inclusive of all renewal periods), pursuant to which we incur (i) an annual payment of $10 million subject to escalation, (ii) an annual use fee of $3 million, subject to escalation beginning in the second year, and (iii) per-round fees. All of these payments are guaranteed by CEC.

An obligation of $145 million is recorded in Deferred credits and other liabilities as of December 31, 2019, which represents the amount that the obligations of $10 million in annual payments to be made under the Golf Course Use Agreement exceeds the fair value of services being received.

CEOC LLC Lease Agreements with VICI

Under the CEOC LLC Lease Agreements, we are required to spend certain minimum amounts on capital expenditures.

Tribal Casino Management Contracts

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that state that a minimum monthly payment must be made to the applicable tribe. This payment obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to contracts for the four managed, Indian-owned facilities, is approximately $1 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Contingent Liabilities

Resolution of Disputed Claims

CEOC and certain of its U.S. subsidiaries (collectively, the “Debtors”) emerged from bankruptcy and consummated their reorganization pursuant to their third amended joint plan of reorganization (the “Plan”) on October 6, 2017 (the “Effective Date”). Any unresolved claims will continue to be subject to the claims reconciliation process under the supervision of the Bankruptcy Court. CEOC LLC will continue the process of reconciling such claims to the amounts listed by the Debtors in their schedules of assets and liabilities, as amended. The amounts submitted by claimants that remain unresolved total approximately $437 million. We estimate the fair value of these claims to be $51 million as of December 31, 2019, which is recorded in Accrued expenses and other current liabilities and is based on management’s estimate of the claim amounts that the Bankruptcy Court will ultimately allow and the fair value of the underlying CEC common stock and convertible notes issued by CEC (the “CEC Convertible Notes”) held in escrow for the purpose of resolving those claims.

Pursuant to the Plan, CEC and CEOC deposited cash, CEC common stock, and CEC Convertible Notes into an escrow trust to be distributed to satisfy certain remaining unsecured claims (excluding debt claims) as they become allowed. As claims are resolved, the claimants receive distributions of CEC common stock, cash or cash equivalents, and/or CEC Convertible Notes from the reserves on the same basis as if such distributions had been made on or about the Effective Date. To the extent that any of the reserved shares, cash, and convertible notes remain undistributed upon resolution of the remaining disputed claims, such amounts will be returned to CEC

As of December 31, 2019, approximately $48 million in cash, 8 million shares of CEC common stock, and $32 million in principal value of CEC Convertible Notes remain in reserve for distribution to holders of disputed claims whose claims may ultimately become allowed in the escrow trust. The CEC common stock and CEC Convertible Notes held in the escrow trust are treated as not outstanding in CEC’s Financial Statements. CEC estimates that the number of shares, cash, and CEC Convertible Notes reserved are sufficient to satisfy the Debtors’ obligations under the Plan.

For the year ended December 31, 2019 and December 31, 2018, the changes in fair value related to the disputed claims liability was a loss of $20 million and a gain of $24 million, respectively, which were recorded as components of Other income/(loss), in the Statements of Operations. As of December 31, 2019, the fair value of the Disputed claims liability is classified as Level 2.

Caesars United Kingdom UKGC Investigation

In June 2019, the British Gambling Commission (the “Commission” or “UKGC”) informed CEUK that it was initiating a license review of its British properties. The review relates to certain potential inadequacies in implementation of the CEUK Anti-Money Laundering policies and in CEUK’s social responsibility policy and customer monitoring. CEC is taking all necessary steps to remedy issues identified in its own review and disclosed to the Commission. At the present time, we believe a regulatory settlement is probable and have recorded a liability of $17 million recorded in Accrued expenses and other current liabilities. Given the uncertainty of the review, we do not have a better estimate of the outcome of the review or the potential settlement at this time; however, it is possible we will incur a loss that is higher than what we have recorded and the Commission may limit, condition, restrict, revoke, or suspend CEUK’s licenses.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 10 — Debt

	December 31, 2019				December 31, 2018
(Dollars in millions)	Final Maturity	Rate(s)	Face Value	Book Value	Book Value
Secured debt
CEOC LLC Revolving Credit Facility	2022	variable (1)	$—	$—	$—
CEOC LLC Term Loan	2024	variable (2)	1,220	1,218	1,483
Unsecured debt
Octavius Tower Lease	2052	6.07%	496	496	502
Special Improvement District Bonds	2037	4.30%	40	40	42

Total debt			1,756	1,754	2,027
Current portion of long-term debt			(21)	(21)	(21)

Long-term debt			$1,735	$1,733	$2,006

Unamortized premiums and deferred finance charges				$2	$2
Fair value			$1,767

(1)	London Interbank Offered Rate (“LIBOR”) plus 2.00%.
(2)	LIBOR plus 2.50%.

The following is a summary of the aggregate maturities of long-term debt and estimated interest payments of the Company excluding Octavius Tower Lease obligation as of December 31, 2019.

Annual Estimated Debt Service Requirements

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$16	$16	$17	$17	$1,162	$32	$1,260
Estimated interest payments	50	47	46	45	35	10	233

Total debt service obligation (1)	$66	$63	$63	$62	$1,197	$42	$1,493

(1)

Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve. Actual payments may differ from these estimates.

Current Portion of Long-Term Debt

The current portion of long-term debt as of December 31, 2019 includes the principal payments on the term loan, Octavius Tower lease obligation, and special improvement district bonds that are expected to be paid within 12 months.

Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement. The credit facility agreement has a contractual maturity of greater than one year. Amounts borrowed, if any, under the revolving credit facility are intended to satisfy short term liquidity needs and would be classified as current.

Debt Premiums and Deferred Finance Charges

Debt premiums and deferred finance charges incurred in connection with the issuance of debt are amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts are written off and included in our gain or loss calculations to the extent we extinguish debt prior to its original maturity date.

Fair Value

The fair value of debt has been calculated primarily based on the borrowing rates available as of December 31, 2019 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CEOC LLC Term Loan and Revolving Credit Facility

As part of CEC’s acquisition of OpCo on the Effective Date, we assumed debt that was issued in connection with CEOC’s emergence from bankruptcy including a $1.235 billion term loan (the “CEOC LLC Term Loan”) pursuant to a Credit Agreement dated as of October 6, 2017, and amended on April 16, 2018, (the “CEOC LLC Credit Agreement”). In addition, OpCo had a $200 million revolving credit facility under the CEOC LLC Credit Agreement (the “CEOC LLC Revolving Credit Facility”). In December 2017, we increased the CEOC LLC Term Loan by $265 million to $1.5 billion.

The CEOC LLC Term Loan matures in 2024 and the CEOC LLC Revolving Credit Facility matures in 2022 and includes a letter of credit sub-facility. The CEOC LLC Term Loan requires scheduled quarterly principal payments in amounts equal to 0.25% of the original aggregate principal amount, with the balance due at maturity. The CEOC LLC Credit Agreement also includes customary voluntary and mandatory prepayment provisions, subject to certain exceptions. As of December 31, 2019, and 2018 no borrowings were outstanding under the CEOC LLC Revolving Credit Facility and approximately $39 million was committed to outstanding letters of credit.

Borrowings under the CEOC LLC Credit Agreement bear interest at a rate equal to either (a) LIBOR adjusted for certain additional costs, subject to a floor of 0% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by Credit Suisse AG, Cayman Islands Branch, as administrative agent under the CEOC LLC Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin.

The applicable margins under the CEOC LLC Credit Agreement are (a) with respect to the CEOC LLC Term Loan, 2.00% per annum in the case of any LIBOR loan or 1.00% per annum in the case of any base rate loan and (b) in the case of the CEOC LLC Revolving Credit Facility, 2.00% per annum in the case of any LIBOR loan and 1.00% per annum in the case of any base rate loan, subject in the case of the CEOC LLC Revolving Credit Facility to two 0.125% step-downs based on CEOC LLC’s senior secured leverage ratio (“SSLR”).

In addition, CEOC LLC is required to pay a commitment fee in respect of any commitments under the CEOC LLC Revolving Credit Facility in the amount of 0.50% of the principal amount of the commitments, subject to step-downs to 0.375% and 0.25% based upon CEOC LLC’s SSLR. CEOC LLC is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.

Octavius Tower Lease

On July 11, 2018, Caesars Resort Collection, LLC (“CRC”) and/or its affiliates sold Octavius Tower at Caesars Palace (“Octavius Tower”) as part of a sale and leaseback transaction with VICI. We continue to lease the Octavius Tower under the current terms of the long-term lease agreement with VICI relating to Caesars Palace for annual lease payments of $35 million. The following is a summary of the estimated service requirements for the Octavius Tower Lease obligation as of December 31, 2019. Operating cash outflows for this finance lease was $33 million for the year ended December 31, 2019, in addition to $5 million of financing cash outflows. The term of the lease is through October 2052 and the discount rate is 6.11%.

Future Minimum Lease Commitments

(In millions)	Octavius Tower Finance Lease
2020	$32
2021	35
2022	35
2023	35
2024	35
Thereafter	974

Total minimum rental commitments	1,146
Less amounts representing interest	(650)

Lease liability	$496

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Prior to the sale, we leased Octavius Tower from a related party. See Note 14.

Summary of Debt Cash Flows from Financing Activities in 2019

(In millions)	Repayments
CEOC LLC Term Loan (1)	$(265)
Other debt activity	(6)

Total	$(271)

(1)	Includes amounts related to Amendment No. 1 to the CEOC LLC Credit Agreement discussed above.

Terms of Outstanding Debt

The Company may elect, at its option, to prepay any borrowings outstanding under the CEOC LLC Credit Agreement without premium or penalty (except with respect to any break funding payments which may be payable pursuant to the terms of the CEOC LLC Credit Agreement). On September 13, 2019, we made a voluntary payment of $250 million toward the outstanding principal balance of our CEOC LLC Term Loan.

Restrictive Covenants

The CEOC LLC Credit Agreement, as amended, contains covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.

The CEOC LLC Revolving Credit Facility includes a maximum first-priority net SSLR financial covenant of 3.50:1, which is applicable solely to the extent that certain testing conditions are satisfied.

Guarantees

The borrowings under the CEOC LLC Credit Agreement, as amended, are guaranteed by the material, domestic, wholly owned subsidiaries of CEOC LLC (subject to exceptions) and substantially all of the applicable existing and future property and assets of CEOC LLC and the subsidiary guarantors serve as collateral for the borrowings.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 11 —  Revenue Recognition

Disaggregation of Revenue by Region

	Year Ended December 31, 2019
(In millions)	Las Vegas	Other U.S.	All Other	Total
Casino	$348	$2,081	$201	$2,630
Food and beverage (1)	396	376	26	798
Rooms (1)	311	253	2	566
Management fees	—	6	93	99
Reimbursed management costs	—	53	213	266
Entertainment and other	115	117	30	262

Total contract revenues	1,170	2,886	565	4,621
Real estate leases (2)	35	6	1	42

Net revenues	$1,205	$2,892	$566	$4,663

(1)

As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions as well as their associated receivables are no longer considered contract revenue or contract receivables under ASC 606, Revenue from Contracts with Customers. A portion of these balances relate to lease revenues under ASC 842. See Note 8 for further details.

(2)	Real estate leases revenue includes $23 million of variable rental income for the year ended December 31, 2019.

	Year Ended December 31, 2018
(In millions)	Las Vegas	Other U.S.	All Other	Total
Casino	$324	$2,152	$221	$2,697
Food and beverage	363	386	28	777
Rooms	301	255	3	559
Management fees	—	—	98	98
Reimbursed management costs	—	—	257	257
Entertainment and other	90	119	25	234

Total contract revenues	1,078	2,912	632	4,622
Other revenues	31	6	2	39

Net revenues	$1,109	$2,918	$634	$4,661

Accounting Policies

We analyze our revenues based upon the type of services we provide and the geographic location of the related property. We recognize revenue when control over the goods and services we provide has transferred to the customer, which is generally when the services are performed and when we have no substantive performance obligation remaining. Sales and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.

Casino Revenues

Casino revenues include revenues generated by our casino operations and casino related activities such as poker, pari-mutuel wagering, and tournaments, less sales incentives and other adjustments. Casino revenues are measured by the aggregate net difference between gaming wins and losses. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. We accrue the incremental amount of progressive jackpots as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction to casino revenues. Funds deposited by customers in advance along with chips and slot vouchers in a customer’s possession are recorded in Accrued expenses and other current liabilities on our Balance Sheets until such amounts are redeemed or used in gaming play by the customer.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Non-Gaming Revenues

Rooms revenue, food and beverage revenue, and entertainment and other revenue include: (i) the actual amounts paid for such services (less any amounts allocated to unperformed performance obligations, such as Reward Credits described below); (ii) the value of Reward Credits redeemed for such services; and (iii) the portion of the transaction price allocated to complimentary goods or services provided in conjunction with other revenue-generating activities. Rooms revenue is generally recognized over time, consistent with the customer’s reservation period. Food and beverage and entertainment and other revenues are recognized at the point in time the services are performed or events are held. Amounts paid in advance, such as advance deposits on rooms and advance ticket sales, are recorded as a liability until the goods or services are provided to the customer (see Contract Liabilities below).

Other Revenue

Other revenue primarily includes revenue from third-party real estate leasing arrangements at our properties. Rental income is recognized ratably over the lease term with contingent rental income being recognized when the right to receive such rental income is established according to the lease agreements.

Reimbursed Management Costs

Reimbursed management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.

Caesars Rewards Loyalty Program

On January 30, 2019, Caesars announced the rebranding of Total Rewards, the Company’s industry-leading loyalty program, to Caesars Rewards effective February 1, 2019. The new program leverages the premium Caesars brand to better connect Caesars’ elevated standard and prestige with the Company’s global destinations.

Caesars Rewards grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at all Caesars-affiliated properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn at least one Reward Credit during a continuous six-month period.

Because of the significance of the Caesars Rewards program and the ability for customers to accumulate Reward Credits based on their past play, we have determined that Reward Credits granted in conjunction with other earning activity represent a performance obligation. As a result, for transactions in which Reward Credits are earned, we allocate a portion of the transaction price to the Reward Credits that are earned based upon the relative standalone selling prices (“SSP”) of the goods and services involved. When the activity underlying the “earning” of the Reward Credits has a wide range of selling prices and is highly variable, such as in the case of gaming activities, we use the residual approach in this allocation by computing the value of the Reward Credits as described below and allocating the residual amount to the gaming activity. This allocation results in a significant portion of the transaction price being deferred and presented as a Contract liability on our accompanying Balance Sheets. Any amounts allocated to Contract liabilities are recognized as revenue when the Reward Credits are redeemed in accordance with the specific recognition policy of the activity for which the credits are redeemed. The total estimated liability related to Reward Credits accumulated by customers is accrued by CES. The liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. See Note 14.

Our Caesars Rewards loyalty program includes various tiers that offer different benefits, and members are able to earn credits towards tier status, which generally enables them to receive discounts similar to those provided as complimentaries described below. We have determined that any such discounts received as a result of tier status do not represent material rights, and therefore, we do not account for them as distinct performance obligations.

We have determined the SSP of a Reward Credit by computing the redemption value of credits expected to be redeemed. Because Reward Credits are not otherwise independently sold, we analyzed all Reward Credit redemption activity over the preceding calendar year and determined the redemption value based on the fair market value of the goods and services for which the Reward Credits were redeemed. We have applied the practical expedient under the portfolio approach to our Reward Credit transactions because of the similarity of gaming and other transactions and the homogeneity of Reward Credits.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As part of determining the SSP for Reward Credits, we also determined that there is generally an amount of Reward Credits that is not redeemed, which is considered “breakage.” We recognize the expected breakage proportionally with the pattern of revenue recognized related to the redemption of Reward Credits. We periodically reassess our customer behaviors and revise our expectations as deemed necessary on a prospective basis.

Complimentaries

As part of our normal business operations, we often provide discretionary lodging, transportation, food and beverage, entertainment, free play and other goods and services to our customers at no additional charge. Non-discretionary Reward Credits can be redeemed for these services. Both are considered complimentaries. Such complimentaries are provided in conjunction with other revenue earning activities and are generally provided to encourage additional customer spending on those activities. Accordingly, we allocate a portion of the transaction price we receive from such customers to the complimentary goods and services. We perform this allocation based on the SSP of the underlying goods and services, which is determined based upon the weighted-average cash sales prices received for similar services at similar points during the year.

Receivables and Contract Liabilities

We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectability of these receivables. Accounts receivable are non-interest bearing and are initially recorded at cost.

Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.

Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. Receivables are reported net of the allowance for doubtful accounts.

Receivables

	As of December 31,
(In millions)	2019	2018
Casino	$154	$148
Food and beverage and rooms (1)	28	25
Entertainment and other	43	44

Contract receivables, net	225	217
Real estate leases	8	7
Other	38	57

Receivables, net	$271	$281

(1)

As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions as well as their associated receivables are no longer considered contract revenue or contract receivables under ASC 606, Revenue from Contracts with Customers. A portion of this balance relates to lease receivables under ASC 842. See Note 8 for further details.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Allowance for Doubtful Accounts

(In millions)	Contracts	Other	Total
Balance as of January 1, 2018	$24	$—	$24
Provision for doubtful accounts	10	—	10
Write-offs less recoveries	(18)	2	(16)

Balance as of December 31, 2018	16	2	18
Provision for doubtful accounts	12	2	14
Write-offs less recoveries	(2)	3	1

Balance as of December 31, 2019 (1)	$26	$7	$33

(1)	“Other” includes allowance associated with lease receivables under ASC 842. See Note 8 for further details.

Contract Liabilities

(In millions)	Customer Advance Deposits
Balance as of January 1, 2018 (1)	$25
Amount recognized during the period (2)	(158)
Amount accrued during the period	161

Balance as of December 31, 2018 (3)	28
Amount recognized during the period (4)	(192)
Amount accrued during the period	211

Balance as of December 31, 2019 (5)	$47

(1)	$1 million included within Deferred credits and other liabilities as of January 1, 2018.
(2)	Includes $23 million for Customer Advances recognized from the January 1, 2018 Contract liability balances.
(3)	$2 million included within Deferred credits and other liabilities as of December 31, 2018.
(4)	Includes $25 million for Customer Advances recognized from the December 31, 2018 Contract liability balances.
(5)	$2 million included within Deferred credits and other liabilities as of December 31, 2019.

Generally, customer advances and their corresponding performance obligations are satisfied within 12 months of the date of receipt of advanced payment.

Note 12 — Pension Plans

Pension Commitments

We have a defined benefit plan for employees of our London Clubs International subsidiary that provides benefits based on final pensionable salary. The plan is no longer accepting participants or employee contributions. The assets of the plan are held in a separate trustee-administered fund, and death-in-service benefits, professional fees, and other expenses are paid by the pension plan. Annual contributions are made as required. We account for this plan under the immediate recognition method, under which actuarial gains and losses are recognized in our Statements of Operations in the year in which the gains and losses occur rather than deferring them into Other comprehensive income/(loss) and amortizing them over future periods. For the years ended December 31, 2019 and 2018, we recognized a gain of $3 million and $19 million, respectively. These amounts do not reflect current compensation costs and are recorded outside of Income from operations, within Other income/(loss) on our Statements of Operations.

As of December 31, 2019 and 2018, total plan assets were $213 million and $180 million, respectively, with projected benefit obligations totaling $242 million and $217 million, respectively, resulting in a net pension liability of $29 million and $37 million, respectively, which is recorded within Deferred credits and other liabilities on our Balance Sheets. As of December 31, 2019, our estimated long-term expected return on assets for this plan is 4.2% with a 2.0% discount rate. For the year ended December 31, 2019, we contributed $6 million to the plan, which we expect to remain consistent annually.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Multi-employer Pension Plans

Contributions are made to a number of multi-employer defined benefit pension plans under the terms of collective-bargaining agreements that cover our union-represented employees. The risks of participating in these multi-employer plans are different from a single-employer plan in the following respects:

i.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

ii.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

iii.

If the Company chooses to stop participating in some of its multi-employer plans, the Company may be required to pay those plans an amount based on the underfunding of the plan, referred to as a “withdrawal liability.”

Multi-employer Pension Plan Participation

		Pension Protection Act Zone Status (1)			Contributions (In millions)
Pension Fund	EIN/Pension Plan Number	2019	2018	FIP/RP Status (2)	2019	2018	Surcharge Imposed	Expiration Date of Collective- Bargaining Agreement (3)
Southern Nevada Culinary and Bartenders Pension Plan (4)	88-6016617/001	Green	Green	No	$8	$8	No	May 31, 2023
Legacy Plan of the National Retirement Fund (5)(7)	13-6130178/001	N/A	N/A	N/A	—	—	N/A	N/A
Adjustable plan of the National Retirement Fund (6)	13-6130178/002	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Legacy Plan of the UNITE HERE Retirement Fund (4)(7)	82-0994119/001	Red	Red	Yes	9	8	No	February 29, 2020
Adjustable Plan of the UNITE HERE Retirement Fund (4)(8)	82-0994119/002	Green	Green	N/A	N/A	N/A	N/A	February 29, 2020
Local 68 Engineers Union Pension Plan (4)(9)	51-0176618/001	Yellow	Yellow	Yes	1	1	No	April 30, 2020
NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yes	—	—	No	April 30, 2020
Painters IUPAT	52-6073909/001	Yellow	Yellow	Yes	—	—	No	Various up to June 30, 2021
Other Funds					2	3

Total Contributions					$20	$20

(1)

Represents the Pension Protection Act zone status for applicable plan year beginning January 1, except where noted otherwise. The zone status is based on information that the Company received from the plan administrator and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.

(2)	Indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented.
(3)	The terms of the current agreement continue indefinitely until either party provides appropriate notice of intent to terminate the contract.
(4)	Employer provided more than 5% of the total contributions for the plan year ended 2018. As of the date the financial statements were issued, Forms 5500 were not available for the 2019 plan year.
(5)

CEC contributed to the National Retirement Fund (“NRF”) under multiple collective bargaining agreements (“CBAs”). Effective January 1, 2015, the NRF split into two separate plans, the Legacy Plan of the NRF and the Adjustable Plan of the NRF.

(6)

CEC contributes a single contribution to the NRF, the Trustees of which allocate such contribution between the two plans. The contribution amount reflected to the Legacy Plan is the aggregate contribution made to the NRF before such allocation between the Legacy Plan and the Adjustable Plan.

(7)

Effective January 1, 2018, the NRF Fund spun-off a portion of the Fund and a number of contributing employers, including CEC, into a new multiemployer pension fund, the HEREIU Pension Fund. The HEREIU Pension Fund consists of two separate plans, the Legacy Plan of the HEREIU Pension Fund and the Adjustable Plan of the HEREIU Pension Fund. CEC no longer contributes to the NRF.

(8)

CEC makes a single contribution to the HEREIU Pension Fund, the Trustees of which allocate such contribution between the Legacy Plan and the Adjustable Plan. The contribution amount reflected to the Legacy Plan is the aggregate contribution made to the HEREIU Pension Fund before such allocation between the Legacy Plan and the Adjustable Plan.

(9)	Plan years begin July 1.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 13 — Income Taxes

We are included in Caesars Entertainment’s consolidated federal income tax return and certain of Caesars Entertainment’s state tax returns. We also file separate state tax returns in certain states. Our provision for federal and state income taxes is computed based on the statutory federal and state tax rates as if we had filed separate federal and state income tax returns.

We allocate taxes based upon the separate return method for CEOC LLC financial reporting purposes. There is no formal tax sharing agreement in place between CEOC LLC and Caesars Entertainment for federal income tax purposes. No amounts have been charged to or paid by CEOC LLC to or from Caesars Entertainment or its subsidiaries for federal, state, or local taxes that would have been paid if CEOC LLC was a standalone taxpayer.

We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and as attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to (i) reducing the U.S. federal corporate tax rate, (ii) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017, (iii) bonus depreciation that will allow for full expensing of qualified property, (iv) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries and (v) a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings accumulated post 1986 through 2017 that were previously deferred from U.S. income taxes.

The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance for the accounting of the effects of the Tax Act. SAB 118 provides a measurement period that should not be extended past a year from the enactment date for companies to complete the accounting of the Tax Act under ASC Topic 740, Income Taxes (“ASC 740”). Companies that do not complete the accounting under ASC 740 for the tax effects of the Tax Act, must record a provisional estimate of the tax effects of the Tax Act. If a provisional estimate cannot be determined, a company should continue to apply ASC 740 based on the tax laws in effect immediately before the enactment of the Tax Act.

At December 31, 2018, the Company completed the accounting for the tax effects of the Tax Act. In 2017, the Company made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $563 million which was recorded in the period ended December 31, 2017. The amount of the estimated income tax benefit was (i) $440 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $123 million related to the net deferred tax benefit of deferred tax assets which were realizable due to the changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. During the year ended December 31, 2018, the Company revised its estimate of the effects on the existing deferred tax balances as of December 31, 2017 and accrued an additional provisional income tax expense of $53 million. The total amount of the revised estimated income tax benefit is (i) $377 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $133 million related to the net deferred tax benefit of deferred tax assets, which are now realizable due to the changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017 . There is no tax expense related to the one-time transitional tax as the Company does not have a net post 1986 accumulated earnings and profits in its foreign subsidiaries.

The Tax Act also includes provisions for Global Intangible Low-Taxed Income (“GILTI”), which imposes taxes on foreign income in excess of a deemed return on tangible assets of foreign corporations. Companies are allowed to make an accounting policy election of either (i) account for GILTI as a component of income tax expense in the period in which the Company is subject to the rules (the “period cost method”), or (ii) account for GILTI in the Company’s measurement of deferred taxes (the “deferred method”). The Company has elected the period cost method.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Effective January 1, 2018, we adopted ASU 2016-16, Income Taxes (Topic 740), which provides amended guidance regarding intra-entity transfers of assets other than inventory and requires the recognition of any related income tax consequences when such transfers occur.

In January 2019, we adopted ASU 2018-02 Income Statement—Reporting Comprehensive Income (Topic 220), which allows for a reclassification from accumulated other comprehensive income to retained earnings effectively eliminating the stranded tax effects resulting from the Tax Act. The adoption of this standard had no effect on our financial statements.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain federal, foreign and state NOLs, and other federal, state, and foreign deferred tax assets. NOLs and other federal, state, and foreign deferred tax assets are not deemed realizable.

We classify reserves for tax uncertainties within Accrued expenses and other current liabilities and Deferred credits and other liabilities on our Balance Sheets, separate from any related income tax payable, which is also reported within Accrued expenses and other current liabilities or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

Components of Loss Before Income Taxes

	Years Ended December 31,
(In millions)	2019	2018
United States	$(527)	$(516)
Outside of the U.S.	(60)	(26)

	$(587)	$(542)

Income Tax Benefit

	Years Ended December 31,
(In millions)	2019	2018
United States
Deferred
Federal	$52	$255
State	12	(83)
Outside of the U.S.
Current	(5)	(5)
Deferred	(2)	9

	$57	$176

Allocation of Income Tax Benefit

	Years Ended December 31,
(Dollars in millions)	2019	2018
Income tax benefit applicable to:
Income from operations, before income taxes	$57	$176
Other comprehensive income	2	1

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Effective Income Tax Rate Reconciliation

	Years Ended December 31,
	2019	2018
Statutory tax rate	21.0%	21.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	(0.8)	(0.1)
Deferred tax expense from changes in federal tax law	—	(9.7)
Valuation allowance	(4.2)	28.5
Foreign income taxes	(1.8)	(0.3)
Impairment of goodwill	(1.7)	(1.6)
Reserves for uncertain tax positions	1.3	(0.5)
Capital loss expiration	—	(4.3)
Stock-based compensation	(3.0)	(1.1)
Other	(1.1)	0.6

Effective tax rate	9.7%	32.5%

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2019	2018
Deferred tax assets:
State net operating losses	$429	$456
Foreign net operating losses	12	14
Federal net operating loss	745	736
Compensation programs	22	46
Allowance for doubtful accounts	31	34
Accrued expenses	27	32
Federal tax credits	50	46
Financing obligations	2,225	2,196
Golf course properties’ obligation	35	35
Leases	62	66
Deferred revenue	40	42
Capital loss carryover	8	9
Investment in non-consolidated affiliates	6	10
Debt-related items	8	11

Subtotal	3,700	3,733
Less: valuation allowance	1,836	1,832

Total deferred tax assets	1,864	1,901

Deferred tax liabilities
Depreciation and other property-related items	1,864	1,954
Intangible assets	261	266
Prepaid expenses	11	10
Other	11	18

Total deferred tax liabilities	2,147	2,248

Net deferred tax liability(1)	$283	$347

(1)

The net deferred tax liability above is reflected in the Balance Sheets as follows: Deferred income tax asset of $1 million; Deferred income tax liability of $280 million; Accrued Expenses and other current liabilities - Liabilities held for sale of $4 million.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Due to ongoing losses from operations, we project that future reversals of taxable temporary differences are not sufficient to provide adequate taxable income to realize our deferred tax assets. Accordingly, we have a valuation allowance against the federal, state and foreign deferred tax assets that are not projected to be realizable.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2019 and 2018, we had federal NOL carryforwards of $3.6 billion and $3.5 billion, respectively. These NOLs will begin to expire in 2033. In addition, as of December 31, 2019 and 2018, we had federal general business tax credit carryforwards and research tax credit carryforwards of $50 million and $46 million, respectively, which will begin to expire in 2029.

As of December 31, 2019 and 2018, we had federal capital loss carryforwards of $33 million and $33 million, respectively, which will begin to expire in 2020. We do not project having sufficient capital gains in future years in order to utilize these capital loss carryforwards. As a result, a full valuation allowance has been provided for these assets.

NOL carryforwards for our subsidiaries for state income taxes were $8.1 billion and $8.5 billion, respectively, as of December 31, 2019 and 2018. We believe that it is more likely than not that the benefit from certain state NOL carryforwards will not be realized. In recognition of this risk, we have provided a valuation allowance on the deferred tax assets relating to these NOL carryforwards and other state deferred tax assets which more likely than not will not be realized. We anticipate that state NOLs will expire between 2019 and 2037.

NOL carryforwards of our foreign subsidiaries were $71 million and $83 million, respectively, as of December 31, 2019 and 2018. Due to the Company’s recent history of taxable losses, it is more likely than not that the benefit from certain foreign NOL carryforwards will not be realized. Accordingly, we have provided a valuation allowance on the deferred tax assets relating to these NOL carryforwards which will not more likely than not be realized. These foreign NOLs do not expire.

Reconciliation of Unrecognized Tax Benefits

	As of December 31,
(In millions)	2019	2018
Balance at beginning of year	$65	$65
Additions for tax positions of current year	3	—
Additions for tax positions of prior years	3	5
Reductions for tax positions of prior years	(16)	(4)
Settlements	—	(1)

Balance at end of year	$55	$65

We classify reserves for tax uncertainties within Accrued expenses and other current liabilities and Deferred credits and other liabilities on our Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any possible income tax liabilities resulting from uncertain tax positions as well as possible interest or penalties associated with those liabilities.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. During 2019 and 2018, we increased our accrual by less than $1 million in both periods. There were no accrued balances for the payment of interest and penalties as of both December 31, 2019 and 2018. Included in the balances of unrecognized tax benefits as of December 31, 2019 and 2018 are approximately $51 million and $61 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are subject to exam by various state and foreign tax authorities. As of December 31, 2019, the tax years prior to 2015 are not subject to examination for U.S income tax purposes and for most of the state or foreign income tax jurisdictions as the statutes of limitations have lapsed.

We believe that it is reasonably possible that the unrecognized tax benefits will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

Note 14 — Related Party Transactions

We may engage in transactions with other companies, owned or controlled by affiliates of our significant owners, in the normal course of business. We believe such transactions are conducted at fair value and are immaterial to our financial statements. Significant transactions with related parties are described in the table below.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions)		Years Ended December 31,
Transaction type	Accounts recorded in:	2019	2018
Fees and expenses
Service provider fees	Reimbursed management costs	$9	$3
Management fees	Management fees	47	46
Insurance expense	Property, general, administrative, and other	23	13
Other related party transactions:
Lease payments	Rent expense	—	18
Cross Marketing and Trademark License Agreement	Revenue accounts	8	8
Lease revenue received	Revenue accounts	—	1

Allocation of Expenses

Our Financial Statements reflect an allocation of expenses incurred in connection with shared services agreements or directly billed expenses incurred by Caesars Entertainment and CES. Certain expenses described below are allocated to us and all of Caesars Entertainment’s operating subsidiaries based on a variety of allocation methods using factors relevant to the nature of such costs.

Caesars Enterprise Services, LLC

CES manages certain enterprise assets and employs certain of the corresponding employees and other employees who currently provide services to CEOC LLC and CRC, their affiliates and their respective properties and systems under each property’s corresponding property management agreement.

Expenses to Affiliates

We have shared services agreements with CEC, CRC, and Caesars Interactive Entertainment, LLC (“CIE”), and a management services agreement with CGP pursuant to which we and certain of our subsidiaries provide various services. These agreements, among other things:

•

determined that CES would provide certain services related to payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services;

•	allowed for the parties to participate in self-insurance programs;

•	allowed for the parties to modify the terms and conditions of our performance of any of the services and to request additional services from time to time;

•	provided for payment by CIE of a service fee to us in exchange for the provision of services in an amount equal to the fully allocated cost of such services plus 10%; and

•	allowed for us to charge a 10% incremental mark-up fee for certain reimbursable expenses with CGP.

Costs incurred by us for the benefit of CEC, CGP, Horseshoe Baltimore, or CIE are recorded as a contra expense with an offsetting amount due from affiliate.

Employee Benefit Plans

CEC maintains a defined contribution savings and retirement plan in which eligible employees of CEOC LLC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings (subject to certain IRS and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Equity Incentive Awards

CEC maintains an equity incentive awards plan under which CEC may issue various types of equity awards to CEOC LLC employees. Stock-based compensation expense is allocated to us as a component of total compensation for CEOC LLC employees.

Related Party Fees and Expenses

Service Provider Fee with CRC

The shared services agreement with CRC provides that CRC will pay for certain indirect corporate support costs. Pursuant to this agreement, we are authorized to charge CRC for an amount equal to 39.5% of unallocated corporate support costs, which are referred to as service provider fees.

Management Fees

In 2014, certain management agreements were assigned from CEOC to CES. We continue to receive 50% of the ongoing management fees for certain CRC properties and Horseshoe Baltimore that are managed by us or CES. The remaining 50% of the management fees were paid in advance and are being recognized into management fee revenue over the life of the agreements. With respect to the CRC properties and Horseshoe Baltimore, management fees consist of a base management fee calculated as a percentage of monthly net operating revenues and an incentive management fee calculated as a percentage of EBITDA for each operating year. With respect to Planet Hollywood Resort & Casino, management fees consist of a base management fee calculated as a percentage of adjusted gross operating revenue plus net casino wins and an incentive fee calculated as a percentage of EBITDA.

Insurance Expense

Affiliates of the Company manage our general liability, workers compensation and property insurance coverages. Accordingly, we pay insurance premiums to these affiliates. Insurance expense is included in Property, general, administrative, and other expense in our Statements of Operations (before charging CGP).

Other Related Party Transactions

Octavius Tower Lease Agreement

On July 11, 2018, the real estate assets of the Octavius Tower were sold by CRC and/or its subsidiaries to VICI. Prior to the sale, we leased Octavius tower from CRC for annual rent of $35 million and, following the sale, we continue to lease the Octavius Tower under the CEOC LLC Lease Agreement for Caesars Palace. The lease payments are subsequently no longer considered a related party transaction.

Cross Marketing and Trademark License Agreement

We and CIE have a Cross Marketing and Trademark License Agreement in effect until December 31, 2026, unless terminated earlier pursuant to the agreement’s terms. The agreement grants CIE the exclusive right to use various brands owned by Caesars affiliates in connection with social and mobile games and online real money gaming in exchange for a 3% royalty. This agreement also provides for cross marketing and promotional activities between us and CIE. We receive an allocation of revenue share from CIE for customer referrals. Amounts recognized pursuant to the terms of the Cross Marketing and Trademark License Agreement are included in the table above.

LINQ Access and Parking Easement Lease Agreement

Under the LINQ Access and Parking Easement agreement, CEOC LLC grants CRC access to the parking lot behind The LINQ Promenade and The LINQ Hotel. CRC pays approximately $1 million annually under this agreement.

World Series of Poker (“WSOP”) Trademarks

CIE, a wholly owned subsidiary of Caesars Entertainment, owns the WSOP trademarks and associated rights. We have a perpetual royalty-free license to use the WSOP trademarks in connection with operating WSOP branded poker rooms and selling certain WSOP branded retail items at our properties.

CEOC, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Caesars Rewards

Caesars’ customer loyalty program, Caesars Rewards, grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at participating properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn at least one Reward Credit during a continuous six-month period.

The total estimated liability related to Reward Credits accumulated by customers is accrued by CES. The liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. These amounts related to other CEC properties are included in Due from affiliates, net on the Balance Sheets.

Related Party Balances

Due from/to Affiliates

Due from affiliates, net was $122 million and $14 million, respectively, as of December 31, 2019 and 2018. Due from affiliates, net consists primarily of the following items as of December 31, 2019:

•

$1 million due from Horseshoe Baltimore which consist of management fees, including incentive fees paid on a quarterly basis, and reimbursable expenses incurred on behalf of Horseshoe Baltimore in the ordinary course of business; and

•	$121 million due from various properties in exchange for services performed on behalf of related parties.

Due to affiliates, net consists of amounts due in exchange for shared services performed by related parties and to Caesars Entertainment for payments made on our behalf. Due to affiliates, net amounted to $4 million and $52 million, respectively, as of December 31, 2019 and 2018.

Investment in Preferred Stock of Affiliate

The Company held a $15 million investment in the 15.5% cumulative preferred stock of HIE Holdings, Inc., a wholly owned subsidiary of CEC. This investment was accounted for as a cost method investment and was included in Deferred charges and other assets on our Balance Sheets. In the fourth quarter of 2018, the investment was dissolved and $15 million was returned to the Company, and the dividends were declared and paid by CEC on November 15, 2018.